  Exhibit 5.1

June 3, 2021

ENGlobal Corporation
654 N. Sam Houston Parkway E., Suite 400
Houston, Texas 77060-5914

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for ENGlobal Corporation, a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of 7,142,859 shares of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Securities Purchase Agreement, dated June 1, 2021 (the “Purchase Agreement”), relating to the offering and sale of the Common Stock by and among the Company and the purchasers of Common Stock thereunder.

 We have reviewed and are familiar with (a) the registration statement on Form S-3 (File No. 333-252572), as amended, with respect to the shares of Common Stock being sold by the Company (the “Registration Statement”), together with the prospectus dated March 19, 2021 (the “Base Prospectus”), included in the Registration Statement, and the prospectus supplement dated June 1, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (b) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended; (c) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, which representations we have assumed the validity of and relied on; and (d) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company under the Registration Statement, the Prospectus and the Purchase Agreement, when issued in accordance with the terms of the Registration Statement, the Prospectus and the Purchase Agreement, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP

T 775.327.3000 F 775.786.61795441 Kietzke Lane, Suite 200 Reno, NV 89511-2094 www.hollandhart.com	Alaska Colorado Idaho	Montana Nevada New Mexico	Utah Washington, D.C. Wyoming